Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

XPONENTIAL FITNESS, INC.

(Pursuant to Section 242 and 245 of

the General Corporation Law of the State of Delaware)

Xponential Fitness, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the corporation is Xponential Fitness, Inc. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was January 14, 2020.

SECOND: This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) amends and restates in its entirety the Corporation’s certificate of incorporation as currently in effect and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”), by written consent of the holders of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law. The effective date of this Certificate of Incorporation shall be the date it is filed with the Secretary of State of the State of Delaware.

THIRD: This Certificate of Incorporation amends and restates in its entirety the original certificate of incorporation of the Corporation to read as follows:

1. Name. The name of the Corporation is Xponential Fitness, Inc.

2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is c/o Registered Agent Solutions, Inc., 9 E. Lookerman Street, Suite 311, Dover DE 19901, County of Kent and the name of its registered agent at such address is the Registered Agent Solutions, Inc.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

4. Number of Shares.

4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,005,000,000 shares, consisting of: (i) 1,000,000,000 shares of common stock, divided into (a) 500,000,000 shares of Class A common stock, with the par value of $0.0001 per share (the “Class A Common Stock”) and (b) 500,000,000 shares of Class B common stock, with the par value of $0.0001 per share (the “Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and (ii) 5,000,000 shares of preferred stock, with the par value of $0.0001 per share (the “Preferred Stock”).

4.2 Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(i) in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the exchange or redemption of all LLC Units held by members of Xponential Intermediate Holdings LLC other than the Corporation, pursuant to Article 10 of the Amended LLC Agreement of Xponential Intermediate Holdings LLC and (y) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock;

(ii) in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the vesting of unvested LLC Units held by members of Xponential Intermediate Holdings LLC other than the Corporation.

5. Classes of Shares. The designation, relative rights, preferences and limitations of the shares of each class of stock are as follows:

5.1 Common Stock.

(i) Voting Rights.

(1) Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class B Common Stock will be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law and subject to Section 5.1(i)(2), holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under General Corporation Law.

(2) (a) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class B Common Stock and (b) the holders of the outstanding shares of Class B Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock, it being understood that any merger, consolidation or other business combination shall not be deemed an amendment hereof if such merger, consolidation or other business combination (x) constitutes a Disposition Event in which holders of LLC Units are required to exchange such LLC Units pursuant to Section 10.05(b) of the Amended LLC Agreement of Xponential Intermediate Holdings LLC in such Disposition Event and receive consideration in such Disposition Event in accordance with the terms of the Amended LLC Agreement of Xponential Intermediate Holdings LLC as in effect prior to such Disposition Event and (y) provides for payments under or in respect of the tax receivable or similar agreement entered by the Corporation from time to time with any holders of Common Stock and/or securities of Xponential Intermediate Holdings LLC to be made in connection with any such merger, consolidation or other business combination in accordance with the terms of such tax receivable or similar agreement as in effect prior to such merger, consolidation or other business combination.

(3) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(ii) Dividends; Stock Splits or Combinations.

(1) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine.

(2) Except as provided in Section 5.1(ii)(3) with respect to stock dividends, dividends of cash or property may not be declared or paid on shares of Class B Common Stock.

(3) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all LLC Units. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(iii) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class B Common Stock to have their LLC Units redeemed or exchanged for shares of Class A Common Stock in accordance with Section 10.01 of the Amended LLC Agreement of Xponential Intermediate Holdings LLC (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

5.2 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding-up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.

6. Class B Common Stock and LLC Units.

6.1 Automatic Transfer of Class B Shares.

(i) No holder of Class B Common Stock may transfer shares of Class B Common Stock to any person unless such holder transfers a corresponding number of LLC Units to the same person in accordance with the provisions of the Amended LLC Agreement of Xponential Intermediate Holdings LLC, as such agreement may be amended from time to time in accordance with the terms thereof. In the event that any outstanding share of Class B Common Stock ceases to be held directly or indirectly by a holder of an LLC Unit, such share of Class B Common Stock, if not transferred to another holder of LLC Units in a manner that would result in such other holder holding an equal or greater number of LLC Units than the number of shares of Class B Common Stock held by such other holder, shall automatically and without further action on the part of the Corporation or any such holder be transferred to the Corporation for no consideration and thereupon shall be retired.

(ii) In the event that any holder of Class B Common Stock exercises its right pursuant to Section 10.01 of the Amended LLC Agreement of Xponential Intermediate Holdings LLC to have its LLC Units redeemed or exchanged by Xponential Intermediate Holdings LLC, then simultaneously with the payment of cash or shares of Class A Common Stock to such holder by Xponential Intermediate Holdings LLC or the Corporation, the Corporation shall cancel for no consideration a number of shares of Class B Common Stock registered in the name of the redeeming or exchanging holder equal to the number of LLC Units so redeemed or exchanged in such redemption or exchange transaction.

6.2 Reservation of Shares of Class A Common Stock. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance upon redemption or exchange of LLC Units, the number of shares of Class A Common Stock that are issuable upon redemption or exchange of all outstandingLLC Units, pursuant to Article 10 of the Amended LLC Agreement of Xponential Intermediate Holdings LLC (assuming for this purpose that such redemption or exchange is settled in shares of Class A Common Stock). The Corporation covenants that all the shares of Class A Common Stock that are issued upon the redemption or exchange of such LLC Units will, upon issuance, be validly issued, fully paid and non-assessable.

6.3 Taxes. The issuance of shares of Class A Common Stock upon the exercise by holders of LLC Units of their right under Article 3.01 of the Amended LLC Agreement of Xponential Intermediate Holdings LLC to have their LLC Units redeemed or exchanged will be made without charge to such holders for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the LLC Units being redeemed or exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

6.4 Preemptive Rights. To the extent LLC Units are issued pursuant to the Amended LLC Agreement of Xponential Intermediate Holdings LLC to anyone other than the Corporation or a wholly owned subsidiary of the Corporation (including pursuant to Section 3.03 (or any equivalent successor provision) of the Amended LLC Agreement of Xponential Intermediate Holdings LLC), an equivalent number of shares of Class B Common Stock (subject to adjustment as set forth herein) shall be issued at par to the same Person to which such LLC Units are issued; provided that unvested LLC Units shall only be entitled to an equivalent number of shares of Class B Common Stock upon vesting of the LLC Units held by members of Xponential Intermediate Holdings LLC other than the Corporation.

7. Board of Directors.

7.1 Number of Directors.

(i) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Amended and Restated By-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 5.2 of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall be not less than three (3) nor more than thirteen (13), with the then authorized number of Directors constituting the entire Board being fixed from time to time by the Board.

(ii) During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5.2 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly.

7.2 Staggered Board. The Board (other than Preferred Stock Directors) shall be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I Directors shall initially serve until the first annual meeting of stockholders following the adoption of this Certificate of Incorporation; Class II Directors shall initially serve until the second annual meeting of stockholders following the adoption of this Certificate of Incorporation; and Class III Directors shall initially serve until the third annual meeting of stockholders following the adoption of this Certificate of Incorporation. Commencing with the first annual meeting of stockholders following the adoption of this Certificate of Incorporation, each Director of each class the term of which shall then expire shall be elected to hold office for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such Director was elected. In case of any increase or decrease, from time to time, in the number of Directors (other than Preferred Stock Directors), the number of Directors in each class shall be apportioned as nearly equal as possible. The Board is authorized to designate the members of the Board in office at the time of adoption of this Certificate of Incorporation or at the time of the creation of a new directorship as Class I Directors, Class II Directors or Class III Directors. In making such designation, the Board shall equalize, as nearly as possible, the number of Directors in each class. In the event of any change in the number of Directors, the Board shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of Directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

7.3 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

7.4 Removal of Directors. Except for Preferred Stock Directors, any Director or the entire Board may be removed from office at any time, but only for cause by the affirmative vote of the holders of at least two-thirds of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class; provided, however, that until the Majority Ownership Requirement is no longer met, any Director may be removed with or without cause by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

8. Meetings of Stockholders.

8.1 Action by Written Consent. From and after the date that the Majority Ownership Requirement is no longer met, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided, however, that any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a class, may be effected by the consent in writing of the holders of a majority of the total voting power of the Class B Common Stock entitled to vote thereon, voting together as a single class in lieu of a duly called annual or special meeting of holders of Class B Common Stock. Until the Majority Ownership Requirement is no longer met, any action required or permitted to be taken by the stockholders of the Corporation may be effected by the consent in writing of the holders of a majority of the total voting power of the Corporation entitled to vote thereon, voting together as a single class in lieu of a duly called annual or special meeting of stockholders.

8.2 Meetings of Stockholders. (i) An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board shall determine.

(ii) Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (1) by or at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies or (2) by or at the direction of the Chairman, the Vice Chairman or the Chief Executive Officer. In addition, until the Majority Ownership Requirement is no longer met, special meetings of stockholders of the Corporation may be called by the Secretary of the Corporation at the request of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

8.3 No Cumulative Voting; Election of Directors by Written Ballot. There shall be no cumulative voting in the election of directors. Unless and except to the extent that the By-laws shall so require, the election of the Directors need not be by written ballot.

9. Business Combinations.

9.1 Section 203 of the General Corporation Law. The Corporation will not be subject to the provisions of Section 203 of the General Corporation Law until the Majority Ownership Requirement is no longer met. At that time, such election shall be automatically withdrawn and the Corporation will thereafter be governed by Section 203 of the General Corporation Law; provided that it shall only apply to a “person” that became an “interested stockholder” (each as defined in Section 203 of the General Corporation Law) after the Corporation became subject to Section 203 of the General Corporation Law.

10. Limitation of Liability.

10.1 To the fullest extent permitted under the General Corporation Law, as amended from time to time, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

10.2 Any amendment or repeal of Section 10.1 shall not adversely affect any right or protection of a Director hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

11. Indemnification.

11.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Person (a “Covered Person”) who was or is a party or is threatened to be made a party to or otherwise involved any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 11.3 with respect to Proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

Any reference to an officer of the Corporation in this Article 11 shall be deemed to refer exclusively to the Chairman, Vice Chairman, Chief Executive Officer, President, Vice Presidents, Secretary, Treasurer and any other officers of the Corporation appointed pursuant to Section 5.01 of the Corporation’s By-laws, and any reference to an officer of any other entity or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and by-laws or equivalent organizational documents of such other entity or enterprise.

11.2 Prepayment of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in appearing at, participating in or defending any Proceeding in advance of its final disposition or in connection with a Proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article 11 (which shall be governed by Section 11.3); provided, however, that to the extent required by applicable law or in the case of advance made in a Proceeding brought to establish or enforce a right to indemnification or advancement, such payment of expenses in advance of the final disposition of the Proceeding shall be made solely upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified or entitled to advancement of expenses under this Article 11 or otherwise.

11.3 Claims. If a claim for indemnification or advancement of expenses under this Article 11 is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim or to obtain an advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall be entitled to be paid the expense of prosecuting or defending such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. In (i) any suit brought by a Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, such Person has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including by its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders)

to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including by its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that such Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, be a defense to such suit.

11.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 11 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested Directors or otherwise.

11.5 Other Sources. Subject to Section 11.6, the Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

11.6 Indemnitor of First Resort. In all events, (i) the Corporation hereby agrees that it is the indemnitor of first resort (i.e., its obligation to a Covered Person to provide advancement and/or indemnification to such Covered Person is primary and any obligation of any Principal Stockholder (including any Affiliate thereof other than the Corporation) to provide advancement or indemnification hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), or any obligation of any insurer of any Principal Stockholder to provide insurance coverage, for the same expenses, liabilities, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgments, penalties, fines and amounts paid in settlement) incurred by such Covered Person are secondary) and (ii) if any Principal Stockholder (or any Affiliate thereof, other than the Corporation) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with such Covered Person, then (x) such Principal Stockholder (or such Affiliate, as the case may be) shall be fully subrogated to all rights of such Covered Person with respect to such payment, (y) the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable such Principal Stockholder (or such Affiliate) effectively to bring suit to enforce such rights and (z) the Corporation shall fully indemnify, reimburse and hold harmless such Principal Stockholder (or such other Affiliate, as the case may be) for all such payments actually made by such Principal Stockholder (or such other Affiliate). Each of the Principal Stockholders (and any Affiliate thereof) shall be third-party beneficiaries with respect to this Section 11.6, entitled to enforce this Section 11.6.

11.7 Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Article 11 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

11.8 Other Indemnification and Prepayment of Expenses. This Article 11 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to Persons other than Covered Persons when and as authorized by appropriate corporate action.

11.9 Reliance. Covered Persons who after the date of the adoption of this provision become or remain a Covered Person described in Article 11 will be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article 11 in entering into or continuing the service. The rights to indemnification and to the advance of expenses conferred in this Article 11 will apply to claims made against any Covered Person described in this Article 11 arising out of acts or omissions in respect of the Corporation or one of its subsidiaries that occurred or occur both prior and subsequent to the adoption hereof. The rights conferred upon Covered Persons in this Article 11 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a Director or officer and shall inure to the benefit of the Covered Person’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article 11 that adversely affects any right of a Covered Person or its successors shall be prospective only and shall not limit, eliminate or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

11.10 Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

12. Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the By-laws subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the By-laws; provided, that with respect to the powers of stockholders entitled to vote with respect thereto to make, alter, amend or repeal the By-laws, from and after the date that the Majority Ownership Requirement is no longer met, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least two-thirds of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to make, alter, amend or repeal the By-laws.

13. Adoption, Amendment and Repeal of Certificate. Subject to Article 5, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Sections 7.2, 7.3 and 7.4 of Article 7, Sections 8.1 and 8.2 of Article 8 or Article 9, 12, 13 or 14 may be altered, amended or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, (i) until the Majority Ownership Requirement is no longer met, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class and (ii) from and after the date that the Majority Ownership Requirement is no longer met, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least two-thirds of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

14. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law or (iv) any action asserting a claim governed by the internal affairs doctrine. The provisions of this Article 14 do not apply to claims arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. Any Person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of consent to the provision of this Article 14.

15. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

16. Corporate Opportunity. The Corporation waives, to the maximum extent permitted by law, the application of the doctrine of corporate opportunity, or any other analogous doctrine, with respect to the Corporation, any Directors, officers or stockholders or any of their respective Affiliates, except, in the case of Directors and officers, as related to insurance brokerage activities, unless such Director did not become aware of such opportunity related to insurance brokerage activities in his or her capacity as a Director of the Corporation.

17. Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation or any rights conferred on such stockholder pursuant to the Stockholder Agreement (including any representatives of such stockholder serving on the Board).

(b) “Amended LLC Agreement of Xponential Intermediate Holdings LLC” means the Amended Limited Liability Company Agreement of Xponential Intermediate Holdings LLC, dated as of July 26, 2021, by and among the Corporation, the Post-IPO LLC Members and the other Persons that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(c) “Board” is defined in Section 5.1(ii)(1).

(d) “By-laws” is defined in Section 7.1.

(e) “Certificate of Incorporation” is defined in the recitals.

(f) “Chairman” means the Chairman of the Board.

(g) “Chief Executive Officer” means the Chief Executive Officer of the Corporation.

(h) “Class A Common Stock” is defined in Section 4.1.

(i) “Class B Common Stock” is defined in Section 4.1.

(j) “Common Stock” is defined in Section 4.1.

(k) “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(l) “Corporation” means Xponential Fitness, Inc.

(m) “Covered Person” is defined in Section 11.1.

(n) “Director” is defined in Section 7.1.

(o) “Disposition Event” means any merger, consolidation or other business combination of the Corporation, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer), unless, following such transaction, all or substantially all of the holders of the voting power of all outstanding classes of Common Stock and series of Preferred Stock that are generally entitled to vote in the election of Directors prior to such transaction or series of transactions, continue to hold a majority of the voting power of the surviving entity (or its parent) resulting from such transaction or series of transactions in substantially the same proportions as immediately prior to such transaction or series of transactions.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute, together with the rules and regulations promulgated thereunder.

(q) “General Corporation Law” is defined in the recitals.

(r) “LLC Unit” means a nonvoting interest unit of Xponential Intermediate Holdings LLC.

(s) “Xponential Intermediate Holdings LLC” means Xponential Intermediate Holdings LLC, a Delaware limited liability company or any successor thereto.

(t) “Majority Ownership Requirement” means the beneficial ownership (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) by the Post-IPO LLC Members and any Permitted Transferee collectively, of shares of Common Stock representing at least a majority of the issued and outstanding shares of Common Stock.

(u) “Permitted Transferee” means (i) in the case of any transferor that is not a natural person, any Person that is an Affiliate of such transferor and (ii) in the case of any transferor that is a natural person, (A) any Person to whom Common Stock is transferred from such transferor (1) by will or the laws of descent and distribution or (2) by gift without consideration of any kind; provided that, in the case of clause (2), such transferee is the spouse, the lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of such transferor, (B) a trust that is for the exclusive benefit of such transferor or its Permitted Transferees under (A) above or (C) any institution qualified as tax-exempt under Section 501(c)(3) of the Code.

(v) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(w) “Post-IPO LLC Members” means HW Investco, L.P., LAG Fit, Inc., Rumble Holdings LLC and certain other direct or indirect former equity holders in H&W Franchise Holdings LLC.

(x) “Preferred Stock” is defined in Section 4.1.

(y) “Preferred Stock Directors” is defined in Section 7.1.

(z) “Principal Stockholders” means the Post-IPO LLC Members and each of their respective Permitted Transferees.

(aa) “Proceeding” is defined in Section 11.1.

(bb) “Stock Adjustment” is defined in Section 5.1(ii)(3).

(cc) “Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of such share or any legal or beneficial interest in such share, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of law; provided, however, that the following shall not be considered a “Transfer”: (i) the granting of a revocable proxy pursuant to the Stockholder Agreement or to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at annual or special meetings of stockholders or in connection with any action by written consent of the stockholders solicited by the Board (at such times as action by written consent of stockholders is permitted under this Certificate of Incorporation); (ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with the Corporation and/or its stockholders that (x) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (y) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (z) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; (iii) entering into a customary voting or support agreement (with or without granting a proxy) in connection with any merger, consolidation or other business combination of the Corporation, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer); (iv) the pledge of shares of capital stock of the Corporation by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such stockholder continues to exercise sole voting control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer”; or (v) the fact that the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.

(dd) “Vice Chairman” means the Vice Chairman of the Board.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of Xponential Fitness, Inc. has been duly executed by the officer below this _______ day of _________, 2021.

By:
Name:	Anthony Geisler
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]